Exhibit 10.16

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated November 20, 2003

among

Bio-Imaging Technologies, Inc.

and

CapMed Corporation

5.4	Tax Matters	18
5.5	Sharing of Data.	18
5.6	Use of Name	19
5.7	Collection and Billing of Accounts Receivable	19
5.8	Listing of Shares	19
5.9	Bulk Transfer Laws	19
5.10	Piggyback Registration Rights	19
5.11	Confidential Information	20
ARTICLE VI INDEMNIFICATION		21
6.1	Indemnification by the Seller	21
6.2	Indemnification by the Buyer	21
6.3	Indemnification Claims.	22
6.4	Survival of Representations and Warranties	24
6.5	Limitations.	24
6.6	Treatment of Indemnity Payments	25
ARTICLE VII DEFINITIONS		25
ARTICLE VIII MISCELLANEOUS		33
8.1	Press Releases and Announcements	33
8.2	No Brokers	33
8.3	No Third Party Beneficiaries	33
8.4	Entire Agreement	33
8.5	Succession and Assignment	33
8.6	Counterparts and Facsimile Signature	33
8.7	Headings	34
8.8	Notices	34
8.9	Governing Law	35
8.10	Amendments and Waivers	35
8.11	Severability	35
8.12	Expenses	35
8.13	Service of Process	35
8.14	Specific Performance	35
8.15	Construction.	36

Exhibits

Exhibit A -	Escrow Agreement
Exhibit B -	Bill of Sale
Exhibit C -	Trademark Assignment and Patent Assignment
Exhibit D -	Instrument of Assumption
Exhibit E -	Opinion of Seller’s counsel
Exhibit F -	Opinion of Buyer’s counsel
Exhibit G -	Final Closing Balance Sheet

Schedules

Disclosure Schedules
Schedule 1.1(a) -	Acquired Assets
Schedule 1.1(b) -	Excluded Assets
Schedule 1.3(a)(i) -	Sellers’ Creditors
Schedule 1.3(a)(ii) -	Payment to and Releases from Creditors
Schedule 1.6 -	Allocation of Purchase Price
Schedule 4.1(c)	Assigned Contracts

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of November 20, 2003 by and among Bio-Imaging Technologies, Inc., a Delaware corporation (the “Buyer”), and CapMed Corporation, a Delaware corporation (the “Seller”).

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller certain assets of the Seller’s business as defined under Article VII hereof.

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article VII.

In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE ASSET PURCHASE

1.1 Purchase and Sale of Assets.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title and interest in, to and under the Acquired Assets as set forth on Schedule 1.1(a).

(b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets as set forth on Schedule 1.1(b).

1.2 Assumption of Liabilities.

(a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities.

(b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

1.3 Purchase Price. The Purchase Price to be paid by the Buyer for the Acquired Assets at the Closing shall be $550,000, payable as follows:

(a) Payment to Creditors. Up to $300,000 to be paid by the Buyer directly to the creditors of the Seller as of the Closing as set forth on Schedule 1.3(a)(ii) hereto. Schedule 1.3(a)(i) sets forth a list of all creditors of the Seller as of the Closing, and Schedule 1.3(a)(ii) sets forth those credits of the Seller that will deliver an unconditional and irrevocable release of the Seller and the Buyer from any and all claims that such creditor had or may have had prior to the Closing as further set forth in Section 4.1(b) below; and

(b) Common Stock Issued to Seller. $250,000 in shares (the “Stock Consideration”) of the Buyer’s common stock, $0.00025 par value per share (the “Common Stock”), calculated by dividing the Stock Consideration by the Exchange Price (as defined below).

(c) In the event that less than $300,000 is required to satisfy the Seller’s obligations to its creditors, the difference between $300,000 and the amount paid to such creditors (the “Cash Balance”) shall be paid to the Seller in shares of Common Stock. The exact number of shares shall be calculated by dividing the Cash Balance by the Exchange Price that would result on the Closing. The “Exchange Price” is defined as the average closing price of the Buyer’s Common Stock as reported on the American Stock Exchange (or such successor securities exchange or market on which the Common Stock is then traded) over the twenty (20) consecutive trading days ending two (2) business days prior to the Closing.

1.4 Escrow. At the Closing, such number of shares of the Buyer’s Common Stock calculated by dividing $74,292.24 (the “Escrow”) by the Exchange Price shall be held in escrow for the purpose of securing any indemnification obligations of the Seller which may arise from the date of the Closing until twelve (12) months after the Closing, as set forth in the Escrow Agreement attached hereto as Exhibit A.

1.5 The Closing.

(a) The Closing shall take place at the offices of Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey 08540 commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b) At the Closing:

(i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 4.1;

(ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 4.2;

(iii) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit B, a trademark assignment and patent assignment in substantially the form attached hereto as Exhibit C, and such other instruments of conveyance (such as assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Acquired Assets;

(iv) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit D and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

(v) the Buyer shall pay to the Seller the Purchase Price set forth in Section 1.3, by tendering payment to the Seller’s creditors and delivering the shares of Common Stock to the Seller; and

(vi) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature.

1.6 Allocation. The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the non-solicitation and non-competition covenants set forth in Sections 5.2 and 5.3 for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.6 which the parties have mutually agreed upon.

1.7 Further Assurances. At any time and from time to time after the Closing subject to any other provisions of this Agreement to the contrary, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s rights to, title in and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article II of this Agreement. The disclosures in any section or subsection of the Disclosure Schedule shall qualify only the corresponding section or subsection in this Article II, or any other section hereof where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section. For purposes of this Article II, the phrase “to the knowledge of the Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Seller’s Chief Executive Officer, Wendy Angst, and David Sills.

2.1 Organization, Qualification and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule. The Seller has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it in the Business. The Seller has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws. The Seller is not in violation of any provision of its Certificate of Incorporation or by-laws. The Seller does not have any Subsidiaries.

2.2 Authorization of Transaction. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement, the performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy and equitable principles.

2.3 Noncontravention. Neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Seller is a party or by which the Seller is bound or to which any of the Acquired Assets is subject which, in all such cases, relate primarily to the Business, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver, the absence of which would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Business or (e) to its knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Business.

2.4 Financial Statements. The Seller has provided to the Buyer the Financial Statements of the Business. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Seller; provided, however, that the Financial Statements are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.5 Absence of Certain Changes. Since December 31, 2002, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Seller Material Adverse Effect, and (b) the Seller has conducted the Business in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, used its Reasonable Best Efforts to keep the physical assets of the Business in good working condition, keep available the services of the current officers and employees of the Business and preserve its relationships with the Business’s customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, since December 31, 2002, the Seller has not, solely with respect to the Business:

(a) entered into, adopted or amended any Employee Benefit Plan or any employment or severance agreement or other arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates), increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its directors, officers or employees, generally or individually, or paid any bonus or other benefit to its directors, officers or employees or hired any new officers or (except in the Ordinary Course of Business) any new employees;

(b) acquired, sold, leased, licensed or disposed of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

(c) mortgaged or pledged any of its property or assets or subjected any such property or assets to any Security Interest;

(d) discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

(e) amended its charter, by-laws or other organizational documents in a manner that could have an adverse effect on the transactions contemplated by this Agreement;

(f) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or made any new elections, or changes to any current elections, with respect to Taxes that affect the Acquired Assets;

(g) entered into, amended, terminated, took or omitted to take any action that would constitute a violation of or default under, or waived any rights under, any contract or agreement of a nature required to be listed in Section 2.7 or Section 2.8 of the Disclosure Schedule;

(h) made or committed to make any capital expenditure in excess of $1,000 per item or $10,000 in the aggregate;

(i) instituted or settled any Legal Proceeding;

(j) from the date hereof until the Closing Date, took any action or failed to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article IV not being satisfied; or

(k) agreed in writing or otherwise to take any of the foregoing actions.

2.6 Ownership and Condition of Assets.

(a) The Seller is the true and lawful owner, and has good title to, all of the Acquired Assets, free and clear of all Security Interests, except as set forth in Section 2.6(a) of the Disclosure Schedule. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests other than those set forth in Section 2.6(a) of the Disclosure Schedule.

(b) The Acquired Assets are sufficient for the conduct of the Seller’s Business as presently conducted and as presently proposed to be conducted in the Seller’s development plan dated April 9, 2003 (the “Development Plan”), and constitute all assets necessary to conduct the Business as presently conducted and as presently proposed to be conducted in the Development Plan. Each tangible Acquired Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c) Section 2.6(c) of the Disclosure Schedule lists individually (i) all Acquired Assets which are fixed assets (within the meaning of GAAP) having a book value greater than $500, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other Acquired Assets of a tangible nature (other than inventories) whose book value exceeds $1,000.

(d) Each item of equipment, motor vehicle and other asset that is being transferred to the Buyer as part of the Acquired Assets and that the Seller has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Seller to such lessor or owner will have been discharged in full.

2.7 Intellectual Property. With respect to the Intellectual Property used exclusively in the conduct of the Business:

(a) Section 2.7(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Business and (ii) each Customer Deliverable of the Business.

(b) The Seller owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.5(b)(iii), each item of Seller Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The

Seller has taken reasonable measures to protect the proprietary nature of each item of Seller Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses with respect to the Business. To the knowledge of the Seller, no other person or entity has any rights to any of the Seller Intellectual Property owned by the Seller (except pursuant to agreements or licenses specified in Section 2.7(d) of the Disclosure Schedule), and, to the knowledge of the Seller, no other person or entity is infringing, violating or misappropriating any of the Seller Intellectual Property.

(c) To the knowledge of the Seller, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Seller, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.7(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Seller alleging any such infringement, violation or misappropriation; and the Seller has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Seller relating to any such complaint, claim, notice or threat. The Seller has provided to the Buyer complete and accurate copies of all written documentation in the Seller’s possession relating to claims or disputes known to the Seller concerning any Seller’s Intellectual Property.

(d) Section 2.7(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Seller has licensed, distributed or otherwise granted any rights to any third party with respect to, any Seller Intellectual Property. Except as described in Section 2.7(d) of the Disclosure Schedule, the Seller has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e) Section 2.7(e) of the Disclosure Schedule identifies each item of Seller Intellectual Property that is owned by a party other than the Seller, and the license or agreement pursuant to which the Seller uses it (excluding off-the-shelf software programs licensed by the Seller pursuant to “shrink wrap” licenses).

(f) The Seller has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except to its employees, agents and contractors who have executed confidentiality agreements with the Seller, or pursuant to the agreements listed in Section 2.7(f) of the Disclosure Schedule, and the Seller has taken reasonable measure to prevent disclosure of such source code.

(g) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables that have been created in the past three years have been created by employees of the Seller within the scope of their employment by the Seller or by independent contractors of the Seller who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller. No portion of such copyrightable materials was jointly developed with any third party.

(h) To the knowledge of the Seller, the Customer Deliverables and the Internal Systems necessary to conduct the Business are free from significant defects or programming errors and conform in all material respects to the written documentation and specification therefor.

2.8 Contracts.

(a) Section 2.8 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller is a party as of the date of this Agreement and which is primarily related to the Business:

(i) any agreement (or group of related agreements) for the lease of real property or personal property from or to third parties providing for lease payments in excess of $1,000 per annum or having a remaining term longer than twelve (12) months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $1,000, or (C) in which the Seller has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $1,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any material portion of the assets primarily related to the Business (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of such assets (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality or noncompetition;

(vii) any employment or consulting agreement;

(viii) any agreement involving any current or former officer, director or stockholder of the Seller or an Affiliate thereof;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(xi) any other agreement (or group of related agreements) either involving more than $1,000 or not entered into in the Ordinary Course of Business.

(b) The Seller has made available to the Buyer a complete and accurate copy of each agreement listed in Section 2.7 or Section 2.8 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect as to the Seller; (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.3 of the Disclosure Schedule) and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party, is in material breach or violation of, or default under, any such agreement, and, to the knowledge of the Seller, no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

2.9 Insurance. Section 2.9 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Seller is a party and which is primarily related to the Business, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Business. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and the Seller is otherwise in compliance in all material respects with the terms of such policies.

2.10 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller related to the Business which (a) seeks either damages in excess of $1,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Seller with respect to the Business.

2.11 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Seller primarily related to the Business is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Seller, which are set forth in Section 2.11 of the Disclosure Schedule, and (ii) manufacturers’ warranties for which the Seller has, to its knowledge, any actual or potential liability.

2.12 Employees.

(a) Section 2.12 of the Disclosure Schedule contains a list of all employees of the Business, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Business has entered into a customary invention assignment, confidentiality, non-competition and non-solicitation agreement with the Seller. Section 2.12 of the Disclosure Schedule contains a list of all employees of the Business who are a party to a non-competition agreement with the Seller; copies of such agreements have been made available to the Buyer. To the knowledge of the Seller, no key employee or group of employees of the Business has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing).

(b) The Seller is not a party to or bound by any collective bargaining agreement, nor experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, in each case with respect to employees of the Business. The Seller has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Business.

2.13 Real Property. The Seller does not have any ownership or leasehold interest in any real property.

2.14 Legal Compliance. The Seller is currently conducting, and has at all times conducted, the Business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.15 Customers and Suppliers. Schedule 2.15 sets forth a list of the top five (5) customers of the Business (by revenues generated over the past twelve (12) months) and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Business.

2.16 Permits. Section 2.16 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Seller. Such listed Permits are the only Permits that are required for the Seller to conduct the Business as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Each such Permit is in full force and effect; the Seller is in material compliance with the terms of each such Permit; and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened. Each such Permit is assignable by the Seller to the Buyer without the consent or approval of any party.

2.17 Brokers’ Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.18 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered by or on behalf of the Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

2.19 Certain Securities Laws Representations. With respect to the Common Stock to be acquired in connection with the purchase of the Acquired Assets hereunder:

(a) (i) The Seller is a “sophisticated investor” as such term is defined in Rule 506(b)(2)(ii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”); or

(ii) The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock.

(b) The Seller is receiving the Common Stock for investment for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, other than a distribution by the Seller to its stockholders or as otherwise contemplated hereby.

(c) The Seller has been advised that a restrictive legend in substantially the following form shall be placed on the certificates representing such shares:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES ACT OF ANY STATE AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES ACTS OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Buyer Reports (as defined below), the Buyer represents and warrants to the Seller as follows:

3.1 Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2 Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements, the performance by the Buyer of this Agreement and the Ancillary Agreements, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and each of the Ancillary Agreements, upon execution and delivery by the Buyer, will constitute, a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any notice to or filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

3.4 Broker’s Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Certificate of Incorporation and By-Laws. True, correct and complete copies of the Certificate of Incorporation and By-Laws or equivalent organizational documents, each as amended to date, of the Buyer have been made available to the Seller. The Certificate of

Incorporation and By-Laws, or equivalent organizational documents, of Buyer are in full force and effect. Buyer is not in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents.

3.6 Capitalization.

(a) The authorized capital stock of the Buyer consists of 18,000,000 shares of Common Stock, par value $0.00025 per share, and 1,750,000 shares of Preferred Stock, par value $0.00025 per share. As of the date hereof, 10,642,352 shares of the Buyer’s Common Stock were issued and outstanding and none of the shares of the Buyer’s Preferred Stock were issued and outstanding. All of the issued and outstanding shares of the Buyer’s Common Stock have been validly issued, and are fully paid and nonassessable, and are not subject to preemptive rights. Each share of the Buyer’s Common Stock to be issued in connection with this Agreement has been duly authorized and, when so issued, will be fully paid and nonassessable, free and clear of any liens, will not be subject to preemptive rights, and will be freely transferable.

(b) Except as set forth in the Buyer Reports (as defined below): (i) there are no options, warrants or other agreements, arrangements or commitments of any character to which the Buyer is a party, requiring the Buyer to grant, issue or sell any shares of the capital stock or other equity interests of the Buyer; (ii) the Buyer has no obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Buyer; and (iii) there are no voting trusts, proxies or other agreements or understandings to or by which the Buyer is a party or is bound with respect to the voting of any shares of capital stock or other equity interests of the Buyer.

3.7 Reports and Financial Statements. The Buyer has previously furnished or made available to the Seller complete and accurate copies, as amended or supplemented, of (a) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission (the “SEC”), (b) its Proxy Statement and related materials filed with the SEC in connection with its 2003 Annual Meeting of Stockholders, and (c) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC since December 31, 2002 (such reports are collectively referred to herein as the “Buyer Reports”). The Buyer Reports constitute all of the documents required to be filed by the Buyer under the Securities Act or the Exchange Act with the SEC from December 31, 2002 through the date of this Agreement. The Buyer Reports complied in all material respects with, the requirements of the Securities Act, Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, or if amended as of the date of the last such amendment, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed by the Buyer with the SEC after the date hereof and prior to the Closing will comply in all material respects with the requirements of the Securities Act, Exchange Act and the rules and regulations thereunder and none of such documents will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports to be included in any reports required to be filed after the date hereof and prior to Closing, (i) complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-QSB under the Exchange Act), (iii) fairly present, or will fairly present, the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent, or will be consistent, with the books and records of the Buyer. Since December 31, 2002, the Buyer has not incurred any liabilities or obligations of any nature, individually or in the aggregate, that would have a Buyer Material Adverse Effect.

3.8 Absence of Material Adverse Change. Since December 31, 2002, the Buyer has conducted its business and operations in the ordinary and usual course consistent with past practice, except where such failure would not have a Buyer Material Adverse Effect, and there has not occurred: (i) any event, condition or occurrence having or that would have, individually or in the aggregate, a Buyer Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would have, individually or in the aggregate, a Buyer Material Adverse Effect; or (iii) a distribution of any kind by the Buyer on any class of its capital stock.

3.9 Litigation. Except as disclosed in the Buyer Reports, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Buyer.

3.10 Legal Compliance. The Buyer is currently conducting, and has at all times conducted, its business in compliance with applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violation or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

ARTICLE IV

CONDITIONS TO CLOSING

4.1 Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:

(a) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the assignments, waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, including from all applicable Governmental Entities and necessary third parties, which are required on the part of the Seller, except for any failure of which to obtain or effect would not, individually or in the aggregate, have a material adverse effect on the right of the Buyer to own, operate or control the Acquired Assets following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) each of the Seller’s creditors designated on Schedule 1.3(a)(ii) hereto shall deliver an unconditional and irrevocable release of the Seller and the Buyer from any and all claims that such creditor had or may have had prior to the Closing;

(c) the Seller shall have cured all defaults under, and shall have assigned to the Buyer, the Assigned Contracts designated by the Buyer on Schedule 4.1(c) hereto;

(d) the representations and warranties of the Seller set forth in the first sentence of Section 2.1 and in Section 2.2 and any representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(e) the Buyer and its attorneys, accountants and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Seller and the Business, after having been given full access to (i) the accounting books and other business and financial records, reports and documents of the Seller and the Business, (ii) the Seller’s facilities for the purposes of inspection and examination, and (iii) the officers, management and consultants of the Seller;

(f) the Seller shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(g) no Legal Proceeding shall be pending or threatened relating primarily to the Business wherein an unfavorable judgment, order, decree, stipulation or injunction would in any reasonably foreseeable way (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets, or to conduct the Business as currently conducted, following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(h) the Seller shall have delivered to the Buyer the Seller Certificate;

(i) the Seller shall have delivered to the Buyer an update, as of the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets;

(j) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Security Interests on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Security Interests;

(k) the Buyer shall have received from counsel to the Seller an opinion in substantially the form attached hereto as Exhibit E, addressed to the Buyer and dated as of the Closing Date;

(l) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions of the Seller’s Stockholders and Board of Directors) as it shall reasonably request in connection with the Closing;

(m) the Buyer shall have received a copy of the source code of the Seller, and be able to compile such source code and test it satisfactory to the Buyer prior to Closing; and

(n) the Buyer shall have entered into an Employment Agreement with Wendy Angst and an Offer Letter with Beth Hurter, in the form to be agreed upon between the Buyer and each of Ms. Angst and Ms. Hurter.

4.2 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d) the Buyer shall have delivered to the Seller the Buyer Certificate;

(e) the Seller shall have received from counsel to the Buyer an opinion in substantially the form attached hereto as Exhibit F, addressed to the Seller and dated as of the Closing Date; and

(f) the Seller shall have received such other certificates and instruments (including certificates of good standing of the Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE V

POST-CLOSING COVENANTS

5.1 Assigned Contracts. If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller’s liabilities or obligations with respect thereto at the Closing, (B) the Seller shall continue to use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (but Seller shall not be required to make any payment to any Person or forego any benefits to obtain such consent or approval) and (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer within thirty (30) days of the Closing Date.

5.2 Solicitation and Hiring. For a period of two (2) years after the Closing Date, neither the Seller nor the Buyer shall (i) request, induce or attempt to influence any distributor or supplier of goods or services to any other party to curtail or cancel any business they may transact with the other party, (ii) request, induce or attempt to influence any customers of any other party that have done business with or potential customers which have been in contact with the other party to curtail or cancel any business they may transact with the other party, (iii) request, induce or attempt to influence any employee of any other party to terminate his or her employment or consulting agreement with such other party or (iv) request, induce or attempt to influence any Governmental Entity or regulatory authority to terminate, revoke or materially and adversely alter or impair any license held, owned, used or reserved for the other party.

5.3 Non-Competition.

(a) For a period of two (2) years after the Closing Date, the Seller shall not, either directly or indirectly as a stockholder, investor, partner, consultant or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Business within the one-year period prior to the Closing Date or (ii) engage anywhere in the world in any business competitive with the Business as conducted as of the Closing Date or during the one-year period prior to the Closing Date; provided, however, the Seller may make an investment in any public traded competing business for up to two percent (2%) of the outstanding capital stock of such company; and, provided, further, that if the Seller subcontracts for services, at the request of a client, substantially similar to the Business, such action shall not be deemed to be competitive to the Business as provided above.

(b) The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 5.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

(c) The Seller shall, and shall use its Reasonable Efforts to cause its Affiliates to, refer all inquiries regarding the Business to the Buyer.

5.4 Tax Matters. All transfer taxes, deed excise stamps and similar charges related to the sale of the Acquired Assets contemplated by this Agreement shall be paid by the Seller.

5.5 Sharing of Data.

(a) The Seller shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business conducted prior to the Closing Date and for complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. The Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access on advance notice and during regular business hours to those books, records and accounts, including financial and accounting records (including the work papers of the Seller’s independent accountants), tax records, correspondence, production records, employment records and other records relating primarily to the Business that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment or other laws and regulations. Neither the Buyer nor the Seller shall destroy any such books, records or accounts retained by it outside of the Ordinary Course of Business without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party’s expense.

(b) Promptly upon written request by the Buyer made at any time following the Closing Date, the Seller shall, at the Buyer’s expense, authorize the release to the Buyer of all files pertaining to the Acquired Assets held by any federal, state, county or local authorities, agencies or instrumentalities.

(c) At any time after the Closing, at the request of the Buyer, the Seller shall introduce the Buyer to the Seller’s principal suppliers, customers and employees to facilitate discussions between such persons and the Buyer in regard to the Buyer’s conduct of the Business following the Closing.

5.6 Use of Name. The Seller shall not use, and shall not permit any Affiliate to use, the names “CapMed”, “CapMed Logo”, “Personal Health Record”, “PHR”, “Personal Healthkey” and “PHR Money” or any name reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Seller on the date of this Agreement; provided, however, that the Seller shall be permitted to use its corporate name for purposes of winding up its business.

5.7 Collection and Billing of Accounts Receivable. The Seller agrees that it shall forward promptly to the Buyer any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable earned by the Buyer for services rendered by the Buyer after the Closing. The Buyer agrees that it shall forward promptly to the Seller any monies, checks or instruments received by the Buyer after the Closing Date with respect to the accounts receivable earned by the Seller for services rendered by the Seller prior to the Closing Date.

5.8 Listing of Shares. The Buyer shall cause such shares of the Buyer’s Common Stock issued to be listed for trading on the American Stock Exchange or on such securities exchange or market on which such shares are then listed.

5.9 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer law” (including without limitation bulk transfer laws relating to Taxes) of any jurisdiction in connection with the sale of the Acquired Assets to the Buyer.

5.10 Piggyback Registration Rights. If at any time the Buyer determines to register under the Securities Act (including pursuant to a demand of any security holder of the Buyer exercising registration rights), any of its Common Stock (except securities to be issued solely in connection with any acquisition of any entity or business, shares issuable solely upon exercise of stock options, shares issuable solely pursuant to employee benefit plans or stock purchase plans, or shares to be registered on any registration form that does not permit secondary sales, and except for any registration statement the Buyer currently has filed with the SEC and is not yet effective), it shall give to the Seller written notice of such determination at least fifteen (15) days prior to each such filing. If, within five (5) days after receipt of such notice, the Seller so requests in writing, the Buyer will use all commercially reasonable efforts to include all or any part of the Seller’s Common Stock in such registration statement (to the extent permitted by applicable regulation) that the Seller requests to be registered (the “Registrable Securities”); provided, however, (i) the number of shares of Registrable Securities may be reduced as required to first accommodate the registration of the Common Stock held by stockholders of the Buyer as of the date hereof that are entitled to registration in such offering, and (ii) in the event any registration pursuant to this Section 5.10 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Securities to be included in such an underwriting may be reduced if and to the extent that the managing underwriter is of the opinion that such inclusion would materially and adversely affect the marketing of the securities to be sold therein. The registration of the Seller’s Common Stock pursuant to this Section 5.10 shall be at the expense of the Buyer; provided, however, the Seller shall be responsible for all commissions and discounts, if any, related to the registration of the Seller’s Common Stock. Any Registrable Securities which are included in any underwritten public offering under this Section 5.10 will be sold upon such terms as the managing underwriters reasonably request. If the Seller disapproves of the terms of such underwriting, the Seller may elect to withdraw therefrom by written notice to the Buyer and the underwriter. Notwithstanding the foregoing provisions, the Buyer may withdraw any registration statement referred to in this Section 5.10 without thereby incurring any liability to the Seller. The rights granted to Seller pursuant to this Section 5.10 shall also extend to any stockholder or affiliate of the Seller to whom all or any portion of the Seller’s Common Stock is transferred.

5.11 Confidential Information. Buyer, its affiliates and subsidiaries, and their respective employees, agents and representatives (collectively, “Representatives”), shall hold in strict confidence and trust all information disclosed or made available to such parties by Seller or its Representatives (the “Confidential Information”), and shall not directly or indirectly disclose any Confidential Information to any person or entity except those of Buyer’s Representatives who need to know such information to enable Buyer to evaluate and/or consummate the transactions contemplated herein. Buyer and its Representatives shall not use the Confidential Information for any other purpose whatsoever. For purposes of this Agreement, Confidential Information shall include, without limitation, Seller’s financial information, services, products, technology, software, object code, source code, know-how, trade secrets, trade practices, and marketing plans and materials (including, without limitation, the Development Plan); the names, addresses and any other characteristics or identifying information of Seller’s existing or potential customers, suppliers and contractors; and, all analyses, compilations, studies or other materials prepared by Buyer or its Representatives containing or based in whole or in part upon such information. Confidential Information shall not include any information which (i) is or becomes available to the public other than as the consequence of a breach of any obligation of confidentiality; (ii) is actually known to or in the possession of Buyer without any limitation on use or disclosure prior to receipt from Seller; or (iii) is rightfully received from a third party (other than a Seller Representative) in possession of such information who is not under obligation to Seller not to disclose the information. Upon termination or expiration of this

Agreement, for any reason, Buyer and its Representatives shall promptly return to Seller or, at Seller’s option, destroy all Confidential Information in their possession or under their control, including any and all copies or duplicates thereof. Buyer understands that in the event it or any of its Representatives fails to comply with the terms of this paragraph, Seller may suffer irreparable harm which would not be adequately compensated for by monetary damages alone. Buyer, therefore, agrees that in the event of a breach or threatened breach of this paragraph, Seller shall be entitled to injunctive and/or other equitable relief, in addition to any other remedies available at law, without having to prove actual damages or to post a bond.

ARTICLE V I

INDEMNIFICATION

6.1 Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreements or any other agreement or instrument (including the Seller Certificate) furnished by the Seller to the Buyer pursuant to this Agreement, which is qualified as to materiality, or any material breach of any representation or warranty of the Seller which is not so qualified;

(b) any failure to perform any material covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement;

(c) any Retained Liabilities;

(d) the failure of the Buyer and the Seller, in connection with the sale of the Acquired Assets by the Seller to the Buyer pursuant to this Agreement, to comply with, and obtain for the Buyer the benefits afforded by compliance with, any applicable bulk transfers laws; or

(e) the failure by the Seller to deliver the Acquired Assets free of the Security Interests relating to those financing statements set forth on Section 2.6(c) of the Disclosure Schedule.

6.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument (including the Buyer Certificate) furnished by the Buyer to the Seller pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or

(c) any Assumed Liabilities.

6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other materially adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party and, with respect to any Claim by a Buyer Indemnified Party, to the Escrow Agreement.

(c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party the Response, in which the Indemnifying Party shall do one of the following: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the written response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer); (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the written response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Response creates a Dispute, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such Dispute.

(d) During the ninety (90)-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such ninety (90)-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to an ADR Procedure. In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the ADR Service, promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). Notwithstanding the foregoing, all Claims against Seller or any Seller Indemnifying Party shall be satisfied first from the Escrow Fund. The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Seller Certificate or the Buyer Certificate shall (a) survive the Closing and (b) shall expire on the date twelve (12) months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 3.3 and 3.6 (and the portion of the Seller Certificate or the Buyer Certificate relating thereto) shall survive the Closing without limitation. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. Notwithstanding the foregoing, all Claim Notices must be given prior to the first anniversary of the Closing Date.

6.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 6.1 shall not exceed and shall be limited to $300,000 plus the lesser of (A) the Fair Market Value (as defined below) of the Stock Consideration as of the date a potential indemnification claim is made, or (B) the value of the Stock Consideration at the Exchange Price on the Closing Date, and (ii) the Seller shall not be liable under Section 6.1 unless and until the aggregate Damages for which it would otherwise be liable exceed $1,000 (at which point the Seller shall become liable for the aggregate Damages including the $1,000); provided, that, the limitations set forth in this sentence shall not apply to a claim pursuant to Sections 6.1(a) and/or 6.1(b) relating to a breach of the representations and warranties set forth in Sections 2.1 or 2.2 (or the portion of the Seller Certificate relating thereto) or to a breach of the covenants set forth in Sections 5.2 and 5.3. For purposes of this Section 6.5, the term Fair Market Value shall mean the average closing price of the Buyer’s Common Stock as reported on the American Stock Exchange (or such successor securities exchange or market on which the Common Stock is then traded) over the twenty (20) consecutive trading days ending two (2) business days prior to the date an indemnification claim is made.

(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 6.2 shall not exceed and shall be limited to the Purchase Price, and (ii) the Buyer shall not be liable under Section 6.2 unless and until the aggregate Damages for which it would otherwise be liable exceed $1,000 (at which point the Seller shall become liable for the aggregate Damages, including the $1,000). For purposes solely of this Article VI, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

6.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for tax purposes.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“ADR Procedure” shall mean a mutually acceptable alternative dispute resolution procedure, which may be non-binding or binding upon the parties, as they agree in advance.

“ADR Service” shall mean the chosen dispute resolution service for an ADR Procedure.

“Acquired Assets” shall mean all of the assets, properties and rights of Seller primarily used in the Business existing as of the Closing, including:

(a) the computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles, inventories and other tangible personal property listed on Schedule 1.1(a);

(b) the Intellectual Property listed on Schedule 1.1(a);

(c) all rights under Assigned Contracts;

(d) all claims, prepayments, deposits, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment applicable solely to the Business;

(e) the Permits listed on Schedule 1.1(a); and

(f) the books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, Intellectual Property records, sales and promotional materials, studies, reports and other printed or written materials relating to the Acquired Assets.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Ancillary Agreements” shall mean the Escrow Agreement, bill of sale, trademark assignments and other instruments of conveyance referred to in Section 1.5(b)(iii) of this Agreement, the instrument of assumption and other instruments referred to in Section 1.5(b)(iv) of this Agreement.

“Assigned Contracts” shall mean any contracts, agreements or instruments listed on Schedule 4.1(c).

“Assumed Liabilities” shall mean (a) the obligations of the Seller to its creditors set forth on Schedule 1.3(a)(ii) as of the Closing, in an amount up to $300,000, which shall be paid by the Buyer directly to such creditors on the Closing Date, and (b) all obligations arising after the Closing under the Assigned Contracts.

“Business” shall mean the development, customization and commercialization of personal health management tools, including, but not limited to, Personal Health Record, Personal HealthKey and PHR Money.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 4.2 of this Agreement is satisfied in all respects.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Buyer, taken as a whole.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred in good faith by the Indemnified Party.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected in good faith to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI of this Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in Section 6.3 of this Agreement) in the amount of such Damages.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean November 20, 2003, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article IV hereof) have not been satisfied or waived by such date, such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all such conditions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean, for purposes of Section 1.3(b), any fully executed contracts, agreements or instruments, to which the Seller is a party related primarily to the Business, including any agreements or instruments securing any amounts owed to the Seller, any employment contracts and any licenses or sublicenses relating to Intellectual Property.

“Controlling Party” shall mean the party controlling the defense of any suit or proceeding relating to a third party claim for which indemnification is sought pursuant to Article VI of this Agreement.

“Customer Deliverables” shall mean (a) the products related to the Business that the Seller (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous three years, or (iii) currently plans to manufacture, market, sell or license in the future as set forth in the Development Plan and (b) the services related to the Business that the Seller (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future as set forth in the Development Plan.

“Damages” shall mean any and all debts, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Seller.

“Excluded Assets” shall mean the following assets of the Seller:

(a) cash balances;

(b) all trade and other accounts receivable and notes and loans receivable that are payable to the Seller, for products delivered or services provided prior to the Closing, together with any security held by the Seller for the payment thereof;

(c) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Seller as a corporation;

(d) all rights relating to refunds, recovery or recoupment of Taxes;

(e) any of the rights of the Seller under this Agreement or under the Ancillary Agreements; and

(f) those assets listed on Schedule 1.1(b) attached hereto.

“Expected Claim Notice” shall mean a notice that, as a result a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages.

“Financial Statements” shall mean:

(a) the unaudited balance sheets and unaudited statements of income, changes in stockholders’ equity and cash flows of the Seller related to the Business for the year ended December 31, 2002 and as of and for the nine (9) month period ended on the Most Recent Balance Sheet Date, and

(b) the Final Closing Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the ten (10) months ended as of the Closing Date.

“Final Closing Balance Sheet” shall mean the final balance sheet prepared in accordance with GAAP for the period ended on the Closing Date, and attached hereto as Exhibit G.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI of this Agreement.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all intellectual property of Seller that is used primarily for the Business, including, but limited to the following:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks or service marks, whether registered or under common law, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof, including, but not limited to, the names “CapMed”, CapMed Logo”, “Personal Health Record”, “PHR”, “Personal Healthkey” and “PHR Money”;

(c) copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) formulae, processes, customer lists, designs and manufacturing know-how;

(h) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(i) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of the Seller that are primarily used for the Business, including computer hardware systems, software applications and embedded systems used in the operation of the Business.

“Invention Assignment Agreement” shall mean the Buyer’s form of invention assignment agreement, which includes provisions for non-disclosure, non-solicitation and confidentiality.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Seller related to the Business as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean September 30, 2003.

“Non-controlling Party” shall mean the party not controlling the defense of any suit or proceeding relating to a third party claim for which indemnification is sought pursuant to Article VI of this Agreement.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice.

“Parties” shall mean the Buyer and the Seller.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity and which (i) relate primarily to the Business and (ii) are material to the Business.

“Purchase Price” shall mean the purchase price to be paid by the Buyer for the Acquired Assets at the Closing, as set forth in Section 1.3 of this Agreement.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller which are not Assumed Liabilities, including those liabilities set forth on Schedule 1.3(a)(i)

which are not otherwise listed on Schedule 1.3(a)(ii). The Retained Liabilities shall also include, without limitation, all liabilities and obligations of the Seller:

(a) for income, transfer, sales, use or other Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including any income Taxes arising as a result of (i) the transfer by the Seller to the Buyer of the Acquired Assets, (ii) the Seller having an “excess loss account” (within the meaning of Treasury Regulation §1.1502-19) in the stock of any Subsidiary of the Seller, or (iii) the acceleration of any intracompany items pursuant to Treasury Regulation §1.1502-13));

(b) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(c) under this Agreement or the Ancillary Agreements;

(d) for any Taxes, including deferred taxes or taxes measured by income of the Seller earned prior to the Closing, any liabilities for federal or state income tax and FICA taxes of employees of the Seller which the Seller is legally obligated to withhold, any liabilities of the Seller for employer FICA and unemployment taxes incurred, and any liabilities of the Seller for sales, use or excise taxes or customs and duties;

(e) under any agreements, contracts, leases or licenses which are listed on Schedule 1.1(b);

(f) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act or omission by the Seller prior to the Closing under any Assigned Contract;

(g) for repair, replacement or return of products manufactured or sold prior to the Closing;

(h) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(i) to pay severance benefits to any employee of the Seller whose employment is terminated (or treated as terminated) in connection with the consummation of the transactions contemplated by this Agreement, and all liabilities resulting from the termination of employment of employees of the Seller prior to the Closing that arose under any federal or state law or under any Employee Benefit Plan established or maintained by the Seller.

(j) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(k) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim); and

(l) for medical, dental and disability (both long-term and short-term benefits), whether insured or self-insured, owed to employees or former employees of the Seller based upon (A) exposure to conditions in existence prior to the Closing or (B) disabilities existing prior to the Closing (including any such disabilities which may have been aggravated following the Closing).

“Security Interest” shall mean any liability, obligation, mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Seller and not material to the Seller, and (iv) liens for Taxes not yet due and payable.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (c), (d), (f) and (g) (insofar as clause (g) relates to Legal Proceedings involving the Seller) of Section 4.1 of this Agreement is satisfied in all respects.

“Seller Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Seller and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Seller Material Adverse Effect” shall mean a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Business, taken as a whole.

“Software” shall mean any of the software owned by the Seller and used primarily in the Business.

“Subsidiary”, individually, and “Subsidiaries”, collectively, shall mean each corporation, partnership, limited liability company, joint venture or other business association or entity in which the Seller has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein or voting power thereof.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

ARTICLE VIII

MISCELLANEOUS

8.1 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith and upon advice of securities counsel is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable effort to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

8.2 No Brokers. The Buyer on the one hand, and the Seller on the other hand, represent and warrant that they have not retained any finder, broker, investment banker or the like with respect to this Agreement and the transactions contemplated thereby, and each party agrees to indemnify, defend and hold harmless the other party from any claim from any claim arising therefrom.

8.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more Affiliates of the Buyer with the prior consent of Seller, which consent shall not be unreasonably withheld.

8.6 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

8.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Seller:

David Sills

CapMed Corporation

105 Foulk Road

Wilmington, Delaware 19803

With a Copy to:

Deborah L. Spranger, Esq.

Saul Ewing LLP

1200 Liberty Ridge Drive, Suite 200

Wayne, Pennsylvania 19087

If to the Buyer:

Mark L. Weinstein

Chief Executive Officer

Bio-Imaging Technologies, Inc.

826 Newtown-Yardley Road

Newtown, Pennsylvania 18940-1721

With a Copy to:

William J. Thomas, Esq.

Hale and Dorr LLP

650 College Road East

Princeton, New Jersey 08540

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

8.10 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.12 Expenses. Except as set forth in Article VI, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.13 Service of Process. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.8. Nothing in this Section 8.13, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

8.14 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement (including Sections 5.1, 5.2 and 5.3 hereof) are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction and other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

8.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BIO-IMAGING TECHNOLOGIES, INC.

By:	/s/ Mark L. Weinstein
Mark L. Weinstein
President and Chief Executive Officer

CAPMED CORPORATION

By:	/s/ Wendy Angst
Name:	Wendy Angst
Title:	Chief Executive Officer

[Signature page to Asset Purchase Agreement]

Exhibit A

Escrow Agreement

Exhibit B

Bill of Sale

Exhibit C

Trademark Assignment and Patent Assignment

Exhibit D

Instrument of Assumption

Exhibit E

Opinion of Seller’s counsel

Exhibit F

Opinion of Buyer’s counsel

Exhibit G

Final Closing Balance Sheet

Disclosure Schedules